Exhibit (d.5)

SCHEDULE A

Master Advisory Fee Waiver Agreement for iShares, Inc.

(Amended as of March 25-26, 2020)

(all percentages are expressed as a percentage of average daily net assets):

	Fund	Advisory Fee Waiver	Last Day of Term
ACWV	iShares Edge MSCI Min Vol Global ETF	With respect to the Fund, a portion of its management fee such that the Fund’s total annual fund operating expenses after fee waiver will not exceed 0.20%.	December 31, 2023
EMXC	iShares MSCI Emerging Markets ex China ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2022
VEGI	iShares MSCI Global Agriculture Producers ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2023
PICK	iShares MSCI Global Metals & Mining Producers ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2023
EEMV	iShares Edge MSCI Min Vol Emerging Markets ETF	With respect to the Fund, a portion of its management fee such that the Fund’s total annual fund operating expenses after fee waiver will not exceed 0.25%.	December 31, 2023
DVYE	iShares Emerging Markets Dividend ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	August 31, 2022
EMGF	iShares Edge MSCI Multifactor Emerging Markets ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2021
HEEM	iShares Currency Hedged MSCI Emerging Markets ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares MSCI Emerging Markets ETF (EEM), after taking into account any fee waivers by EEM.	December 31, 2020
IEMG	iShares Core MSCI Emerging Markets ETF	With respect to the Fund, a portion of its management fee such that the Fund’s total annual fund operating expenses after fee waiver will not exceed 0.13%.	December 31, 2025

Exhibit (d.5)

ISHARES, INC. on behalf of each FUND		BLACKROCK FUND ADVISORS

By:	/s/ Lezlie Iannone	By:	/s/ Deepa Damre Smith
	Lezlie Iannone		Deepa Damre Smith
	Assistant Secretary, iShares, Inc.		Managing Director

Dated: March 25-26, 2020

[Signature Page to Amended Schedule A of Master Advisory Fee Waiver Agreement]